------
FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION
------                                           Washington D.C.  20549

[  ] Check this box if               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     no longer Subject
     to Section 16.    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                  Section 30(f) of the Investment Company Act 1940
--------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|   Roberts, Jr.  Wade           H.      |  C&D TECHNOLOGIES, INC.    (CHP)            |                                       |
|----------------------------------------|---------------------------------------------| _X_ Director       ___ Owner          |
|   (Last)        (First)        (MI)    |3.IRS Identification  |4.Statement for       |                                       |
|                                        |  Number of Reporting |  Month/Day/Year      | _X_ Officer (give  ___ Other          |
|    c/o C& D Technoligies, Inc.         |  Person, if an entity|                      |       title below)     (Specify below)|
|    1400 Union Meeting Road             |  (Voluntary)         |     11/01/02         |  President, Chief Executive           |
|                                        |                      |                      |   Officer and Director                |
|----------------------------------------|                      |----------------------|---------------------------------------|
|          (Street)                      |                      |5.If Amendment,       |7.Individual or Joint/Group Filing     |
|                                        |                      | Date of Original     |  (Check Applicable Line)              |
|                                        |                      | (Month/Day/Year)     |                                       |
|                                        |                      |                      | _X_ Form filed by One Reporting Person|
|    Blue Bell,      PA       19422      |                      |                      |                                       |
|                                        |                      |                      | ___ Form filed by More than One       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|  (City)            (State)     (Zip)                                                                                         |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security |2.Transac-   |2A. Deemed  |3.Trans.  |4.Security Acquired (A)|5.Amount of        |6.          |7.Nature of |
|  (Instr. 3)        |  tion Date  |Execution   |  Code    |  or Disposed of (D)   | Securities        |Ownership   |  Indirect  |
|                    | (Mon/Day/Yr)|Date, if any|(Instr. 8)|  (Instr. 3, 4 & 5)    | Beneficially Owned|Form Direct |  Beneficial|
|                    |             |(Month/Day/ |      |   |      |(A) |           | Following Reported|(D) or      |  Ownership |
|                    |             |Year)       |      |   |      | or |           | Transactions      |Indirect (I)|  (Instr. 4)|
|                    |             |            | Code | V |Amount|(D) |Price      | (Instr. 3 and 4)  |            |            |
|--------------------|-------------|------------|-----------------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            | By 401(k)  |
| Common Stock       |             |            |      |   |      |    |           |  834.199          |   I        | Plan       |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|----- |----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|

Reminder: Report of a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)

                                                                   SEC1474(9-02)
                                                                    PAGE: 1 of 2

FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible security)
-----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of|2.Conver-|3.   |3A.     |4.Tran-  |5.Number of      |6.Date     |7.Title and     |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|Deemed  |saction  |  Derivative     |Exercisable|  Amount of     |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Exec.   |Code     |  Securities     |and        |  Underlying    |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|Date, if|(Instr.8)|  Acquired (A) or|Expiration |  Securities    |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |any     |         |  Disposed of (D)|Date       |                |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|(Month/ |         | (Instr. 3,4 & 5)|(Month/Day/| (Instr. 3 & 4) |          |cially    |    |(Instr. 4)|
|          |Security |     |Day/    |         |                 | Year)     |                |          |Owned     |Dir.|          |
|          |         |     |Year)   |---------|-----------------|-----------|----------------|          |Following |D)  |          |
|          |         |     |        |     |   |        |        |     |     |      |Amount or|          |Reported  |or  |          |
|          |         |     |        |     |   |        |        |Date |Date |Title |Number of|          |Trans.    |    |          |
|          |         |     |        |Code | V |  (A)   |  (D)   |Exbl.|Exp. |      |Shares   |          |(Instr. 4)|(I) |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----------|------|---------|----------|---------------|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|Phantom   |         |11/1/|        |     |   |        |        |     |     |Common|         |          |          |    |          |
|Stock     | 1-for-1 |02   |        | A   |   |  76    |        |IMMED|(2)  |Stock | 76      |  16.12   | 2,833    |D   |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|----------|---------|-----|--------| ----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|

Explanation of Responses:

(1)  Between October 1, 2002 and October 31, 2002 the reporting  person acquired
     8.715 shares of C&D Technologies, Inc. common stock under the C&D Technologies 401(k) plan. Shares owned are estimated based upon units held by reporting person under the C&D Technologies Stock Fund of the 401(k) Plan as of October 31, 2002.

(2) Shares of Phantom Stock are payable following termination of the reporting person's employment with C&D Technologies or retirement.




                                      /s/ Wade H. Roberts, Jr.        11/05/02
                                     ------------------------------- ----------
                                     **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                                                                   SEC1474(9-02)
                                                                     PAGE 2